Exhibit 10.13

December 15, 2023

Theodora (Doretta) Mistras 105 West 29th Street, Suite 32D New York, NY10001

Dear Doretta:

On behalf of Viatris Inc. (the “Company”), I am pleased to confirm the terms of employment offered by the Company in connection with your future role as Chief Financial Officer of the Company.

1.Position. You shall join the Company on January 1, 2024 (the “Effective Date”) as Chief Financial Officer-elect. Effective as of March 1, 2024 (or earlier, if mutually agreed), you will become Chief Financial Officer of the Company, and you shall devote your full business time and attention to such position. You shall report to the Chief Executive Officer (the “CEO”) and you shall perform such duties as requested by the CEO.

2.Work Location. Company offices in New York with frequent travel to company offices in Pittsburgh, Pennsylvania. You will also be required to travel, both domestically and internationally, as dictated by business needs.

3.Base Salary. Your annual base salary shall be $825,000 (“Base Salary”), payable on the Company's standard payroll dates and subject to deductions and withholdings as required by applicable law.

4.Annual Incentive Bonus. Your target bonus opportunity shall be 100% of Base Salary. The terms and conditions of the annual incentive plan applicable to the Company's officers, including the applicable performance goals, will be subject to the determination of the Board (or its applicable designee) each year.

5.Long-Term Incentive Awards. During your employment with the Company, you shall be eligible to receive annual grants of long-term incentive awards as determined by the Board (or its applicable designee). It is intended that the initial grant date value of such awards shall equal 400% of Base Salary. The terms and conditions of the long-term incentive plan applicable to the Company's officers, including the applicable performance goals, the mix of long-term incentive vehicles and the timing of applicable grants, will be subject to the determination of the Board (or its applicable designee) each year.

6.Sign-On Awards. No later than thirty (30) days following the Effective Date, you will receive a one-time special bonus in an aggregate amount equal to $500,000. In the event your employment terminates for any reason prior to the first anniversary of the Effective Date, you shall be obligated to repay the net after-tax amount of the Sign-On Bonus within thirty (30) days following the effective date of your termination. In addition, as soon as practicable following the Effective Date and subject to approval of the Compensation Committee of the Board of Directors, you shall be granted an award of restricted stock units with a value equal to $500,000, which award shall vest ratably on each of the first and second anniversaries of the Effective Date, subject to your continued employment on each such vesting date.

7.Severance. In the event you are terminated by the Company without Cause (as such term is defined in the applicable Viatris severance plan) following the commencement of your employment, you will be entitled to receive a severance payment equal to (i) the Severance Multiple multiplied by (ii) the sum of your Base Salary and target annual bonus in effect at the time of such termination. For purposes of this offer letter, the Severance Multiple means (x) zero point five (.5) in the event of a termination on or prior to the one year anniversary of your employment (January 1, 2025) and one (1) thereafter. For the avoidance of doubt, you acknowledge and agree that upon any termination of your employment with the Company, you will be deemed to have immediately resigned any officer positions with the Company and its affiliates or subsidiaries. The severance hereunder, if applicable, will be paid to you in the form of installments over a period of months corresponding to the severance period, on the Company's normal payroll dates, beginning no later than 60 days after your termination date, subject to your execution and non-revocation of the customary Company release of claims agreement signed by similarly situated senior executive officers.

8.Benefits. During your employment with the Company, you shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of the Company, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

9.Miscellaneous. The Company may deduct and withhold from any amount payable under this offer letter such Federal, state, local, foreign or other taxes as are required to be withheld. The validity, interpretation, construction and performance of this offer letter will be governed by the laws of the Commonwealth of Pennsylvania (without giving effect to its conflicts of law).

This offer is also contingent upon execution by you of any applicable agreements relating to your employment with the Company (or an affiliate of the Company) (including any applicable confidentiality and/or restrictive covenant agreement), in each case, in a form consistent with such agreement to be entered into with similarly situated Company officers, which may be provided to you at a later date.

To confirm your acceptance of this offer, please sign and return the original to me.

Your passion and commitment give us every reason to believe that together we will set new standards in healthcare and provide access to high quality medicine for the world's 7 billion people.

Sincerely,
/s/ Andrew Enrietti
Andrew Enrietti
Chief Human Relations Officer

Accepted: Theodora (Doretta) Mistras
Signature: /s/ Doretta Mistras
Date: December 15, 2023